Exhibit 99.12

POWERBRIEF, INC.

REGISTRATION RIGHTS AGREEMENT

This Registration Rights Agreement (the "Agreement") is made as of March __, 2001, by and among PowerBrief, Inc., a Texas corporation (the "Company"), and the investors listed on Exhibit A attached hereto (each an "Investor" and together the "Investors").

RECITALS

          WHEREAS, the Company and the Investors have entered into a Preferred Stock Purchase Agreement (the "Purchase Agreement") of even date herewith pursuant to which the Company has agreed to sell to the Investors and the Investors have agreed to purchase from the Company shares of the Company's Convertible Preferred Stock, Series A (the "Series A Preferred Stock") (all terms not otherwise defined herein shall have the meanings ascribed in the Purchase Agreement); and

          WHEREAS, a condition to the Investors' obligations under the Purchase Agreement is that the Company and the Investors enter into this Agreement in order to provide the Investors with certain rights to register the Common Stock issuable upon conversion of the Series A Preferred Stock acquired by the Investors pursuant to the Purchase Agreement.  The Company desires to induce the Investors to purchase the Series A Preferred Stock pursuant to the Purchase Agreement by agreeing to the terms and conditions set forth herein;

NOW, THEREFORE, the parties hereby agree as follows:

1.     Registration Rights. The Company and the Investors covenant and agree as follows:

1.1     Definitions. For purposes of this Section 1:

(a)     The terms "register," "registered," and "registration" refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Securities Act of 1933, as amended (the "Act"), and the declaration or ordering of effectiveness of such registration statement or document;

(b)     The term "Registrable Securities" means (i) the shares of Series A Preferred Stock, (ii) the shares of Common Stock issuable or issued upon conversion of the Series A Preferred Stock and (iii) any other shares of Common Stock of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, the shares listed in (i) or (ii); provided, however, that the foregoing definition shall exclude in all cases any Registrable Securities sold by a person in a transaction in which his or her rights under this Agreement are not assigned.   Notwithstanding the foregoing, shares of Series A Preferred Stock and Common Stock shall only be treated as Registrable Securities if and so long as they have not been (A) sold to or through a broker or dealer or underwriter in a public distribution or a public securities transaction, or (B) sold in a transaction exempt from the registration and prospectus delivery requirements of the Act under Section 4(1) thereof so that all transfer restrictions, and restrictive legends with respect thereto, if any, are removed upon the consummation of such sale;

(c)     The number of shares of "Registrable Securities then outstanding" shall be determined by the number of shares of Series A Preferred Stock and Common Stock then outstanding which are, and the number of shares of Common Stock issuable pursuant to then exercisable or convertible securities which are, Registrable Securities;

(d)     The term "Holder" means any person owning or having the right to acquire Registrable Securities or any assignee thereof in accordance with this Agreement;

(e)     The term "Form S-3" means such form under the Act as in effect on the date hereof or any successor form under the Act; and

(f)     The term "SEC" means the Securities and Exchange Commission.

1.2     Registration.  The Company will use its best efforts to effect a registration to permit the sale of the Registrable Securities as described below, and pursuant thereto the Company will:

(a)     After written demand from holders of at least twenty-percent (20%) of the Registrable Securities then outstanding, the Company shall, within a reasonable period (not to exceed fifteen days) after receipt of such demand but no sooner than one (1) year after the date of this Agreement, prepare and file with the SEC a registration statement on Form S-1 or Form S-3 (if Form S-3 is available) relating to resale of all of the shares of the Registrable Securities, use its best efforts to cause such registration statement to become effective as soon as reasonably practicable thereafter, and use its best efforts to keep such registration statement continuously effective unless and until Rule 144 would permit the public sale of all of the Registrable Securities in the United States during a three-month period without registration.

(b)     prepare and file with the SEC such amendments and post-effective amendments to the registration statement and any prospectus as may be necessary to keep such registration statement effective for the period specified in Section 1.2(a) and to comply with the provisions of the Act and the Securities Exchange Act of 1934, as amended (the "Exchange Act") with respect to the distribution of all Registrable Securities;

(c)     notify each Investor promptly and confirm such notice in writing (i) when the prospectus or any supplement or post-effective amendment has been filed and, with respect to the registration statement or any post-effective amendment, when the same has become effective, (ii) of any request by the SEC for amendments or supplements to the registration statement or prospectus or for additional information, (iii) of the issuance by the SEC of any stop order suspending the effectiveness of the registration statement or the initiation of any proceedings for that purpose, and (iv) of the receipt by the Company of any notification with respect to the suspension of the qualification of the Registrable Securities for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose;

(d)     make every reasonable effort to obtain the withdrawal of any order suspending the effectiveness of the registration statement at the earliest possible moment;

(e)     furnish to each Investor, without charge, at least one copy of the registration statement and any post-effective amendment thereto, including financial statements and schedules, and upon an Investor's request, all documents incorporated therein by reference and all exhibits thereto (including those incorporated by reference);

(f)     deliver to each Investor, without charge, as many copies of the prospectus (including each preliminary prospectus) and any amendment or supplement thereto as such Investor may reasonably request in order to facilitate the disposition of the Registrable Securities;

(g)     cause all Registrable Securities covered by the registration statement to be listed on each securities exchange or market on which similar securities issued by the Company are then listed, and if the securities are not so listed to use its reasonable best efforts promptly to cause all such securities to be listed on either the New York Stock Exchange, the American Stock Exchange, the Nasdaq Stock Market or the OTC Bulletin Board;

(h)     use reasonable best efforts to qualify or register the Registrable Securities for sale under (or obtain exemptions from the application of) the Blue Sky laws of such jurisdictions as are applicable.

(i)     otherwise use its reasonable best efforts to comply with all applicable rules and regulations of the SEC under the Securities Act and the Exchange Act and take such other actions as may be reasonably necessary to facilitate the registration of the Registrable Securities hereunder.

(j)     bear all expenses, other than underwriting discounts and commissions, incurred in connection with a registration pursuant to this Section 1.2, including (without limitation) all registration, filing, qualification, printers' and accounting fees, and any fees and distributions of one counsel for the selling Holder or Holders selected by the selling Holder or Holders.

Notwithstanding the foregoing provisions of this Section 1.2, if the Company shall furnish to such Holders a certificate signed by the President of the Company stating that in the good faith unanimous judgment of the Board of Directors it would be detrimental to the Company or its shareholders for a registration statement to be filed in the near future, then the Company's obligation to use all reasonable efforts to register, qualify or comply under this Section 1.2 shall be deferred for a period not to exceed 60 days from the date of receipt of written request from the initiating Holders; provided, however, that the Company shall not exercise such right more than once.

1.3     Furnish Information.  It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 1 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be required to effect the registration of such Holder's Registrable Securities.

1.4     Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any dispute that might arise with respect to the interpretation or implementation of this Section 1.

1.5     Indemnification. In the event any Registrable Securities are included in a registration statement under this Section 1:

(a)     To the extent permitted by law, the Company will indemnify and hold harmless each Holder, any underwriter (as defined in the Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Act or the Exchange Act, against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a "Violation"):  (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Act, the Exchange Act, any state securities law or any rule or regulation promulgated under the Act, the Exchange Act or any state securities law; and the Company will pay to each such Holder, underwriter or controlling person, as incurred, any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this subsection 1.5(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such loss, claim, damage, liability, or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by any such Holder, underwriter or controlling person.

(b)     To the extent permitted by law, each selling Holder will indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each person, if any, who controls the Company within the meaning of the Act, any underwriter, any other Holder selling securities in such registration statement and any controlling person of any such underwriter or other Holder, against any losses, claims, damages, or liabilities (joint or several) to which any of the foregoing persons may become subject, under the Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will pay, as incurred, any legal or other expenses reasonably incurred by any person intended to be indemnified pursuant to this subsection 1.5(b), in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this subsection 1.5(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; provided, that, in no event shall any indemnity under this subsection 1.5(b) exceed the net proceeds from the offering received by such Holder, except in the case of willful fraud by such Holder.

(c)     Promptly after receipt by an indemnified party under this Section 1.5 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 1.5, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties which may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the reasonable fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding.  The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 1.5, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 1.5.

(d)     If the indemnification provided for in this Section 1.5 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage, or expense referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage, or expense as well as any other relevant equitable considerations; provided, that, in no event shall any contribution by a Holder under this Subsection 1.5(d) exceed the net proceeds from the offering received by such Holder, except in the case of willful fraud by such Holder.  The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties' relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.

(e)     The obligations of the Company and Holders under this Section 1.5 shall survive the completion of any offering of Registrable Securities in a registration statement under this Section 1.

1.6     Reports Under Securities Exchange Act of 1934. With a view to making available to the Holders the benefits of Rule 144 and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company agrees to:

(a)     make and keep public information available, as those terms are understood and defined in Rule 144, so long as the Company remains subject to the periodic reporting requirements under Sections 13 or 15(d) of the Exchange Act;

(b)     take such action, including the voluntary registration of its Common Stock under Section 12 of the Exchange Act, as is necessary to enable the Holders to utilize Form S-3 for the sale of their Registrable Securities;

(c)     file with the SEC in a timely manner all reports and other documents required of the Company under the Act and the Exchange Act; and

(d)     furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) a written statement by the Company that it has complied with the reporting requirements of the Exchange Act and the rules and regulations promulgated thereunder, or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3, (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, and (iii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC which permits the selling of any such securities without registration or pursuant to such form.

1.7     Assignment of Registration Rights. The rights to cause the Company to register Registrable Securities pursuant to this Section 1 may be assigned (but only with all related obligations) by a Holder to a transferee or assignee of at least 50,000 shares of such securities (as adjusted for stock splits, stock dividends and the like) or, if less, all of such Holder's Registrable Securities, provided in either case that the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned; and provided, further, that such assignment shall be effective only if immediately following such transfer the further disposition of such securities by the transferee or assignee is restricted under the Act.  For the purposes of determining the number of shares of Registrable Securities held by a transferee or assignee, the holdings of transferees and assignees of a partnership who are partners or retired partners of such partnership (including spouses and ancestors, lineal descendants and siblings of such partners or spouses who acquire Registrable Securities by gift, will or intestate succession) shall be aggregated together and with the partnership; provided that all assignees and transferees who would not qualify individually for assignment of registration rights shall have a single attorney-in-fact for the purpose of exercising any rights, receiving notices or taking any action under Section 1.

2.     Covenants of the Company.

2.1     Delivery of Periodic Reports.  The Company shall to deliver to each Investor complete copies of all periodic reports, including audited financial statements and unaudited quarterly financial information, promptly following the Company's filing of such reports with the SEC.

3.     Miscellaneous.

3.1     Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties (including transferees of any of the Stock).  Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

3.2     Governing Law. This Agreement and all acts and transactions pursuant hereto shall be governed, construed and interpreted in accordance with the laws of the State of California, without giving effect to principles of conflicts of laws.

3.3     Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

3.4     Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

3.5     Notices. Unless otherwise provided herein, any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon delivery, when delivered personally or by overnight courier and addressed to the party to be notified at such party's address as set forth on the signature page hereto or as subsequently modified by written notice. In the event that any date provided for in this Agreement falls on a Saturday, Sunday or legal holiday, such date shall be deemed extended to the next business day.  Notwithstanding the foregoing, any notice delivered pursuant to Section 1.3(e) or Section 1.4 hereto must be made by personal delivery or confirmed facsimile transmission .

3.6     Expenses. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

3.7     Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the holders of a majority of the Registrable Securities then outstanding.  Any amendment or waiver effected in accordance with this paragraph shall be binding upon each holder of any Registrable Securities then outstanding, each future holder of all such Registrable Securities, and the Company.

3.8     Severability.  If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith.  In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (x) such provision shall be excluded from this Agreement, (y) the balance of the Agreement shall be interpreted as if such provision were so excluded and (z) the balance of the Agreement shall be enforceable in accordance with its terms.

3.9     Entire Agreement.  This Agreement, and the documents referred to herein (with the exception of the registration statement) constitute the entire agreement between the parties hereto pertaining to the subject matter hereof, and any and all other written or oral agreements existing between the parties hereto are expressly canceled.

[Signature Page Follows]

The parties have executed this Registration Rights Agreement as of the date first above written.

COMPANY:

POWERBRIEF, INC.

By:

Name:
     (print)

Title:

          Address:

INVESTORS:

FW PowerBrief Investors, L.P., a Delaware limited partnership
By:	Group III 31, LLC, a Delaware limited liability company, its General Partner
By:
Its:

(Name of Investor)

By:

Name:
     (print)

Title:

EXHIBIT A
INVESTORS

Name
FW PowerBrief Investors, L.P. c/o Oak Hill Capital Partners 2775 Sand Hill Road Menlo Park, CA 94025
[Other Investors]